Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

May 20, 2024

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

Ladies and Gentlemen:

We have acted as counsel to Johnson & Johnson, a New Jersey corporation (the “Company”), in connection with the offer and sale by the Company of (i) $1,150,000,000 aggregate principal amount of its 4.800% Notes due 2029 (the “2029 Notes”), $1,150,000,000 aggregate principal amount of its 4.900% Notes due 2031 (the “2031 Notes”), $850,000,000 aggregate principal amount of its 4.950% Notes due 2034 (the “2034 Notes”) and $850,000,000 aggregate principal amount of its 5.250% Notes due 2054 (the “2054 Notes” and, together with the 2029 Notes, the 2031 Notes and the 2034 Notes, the “USD Notes”), to be issued pursuant to the Johnson & Johnson Underwriting Agreement Standard Provisions (Debt), dated May 13, 2024, which is incorporated by reference in the Underwriting Agreement, dated May 13, 2024, between the Company and J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc., as Representatives of the several underwriters named therein (the “USD Notes Underwriting Agreement”) and (ii) €700,000,000 aggregate principal amount of 3.200% Notes due 2032 (the “2032 Notes”), €800,000,000 aggregate principal amount of 3.350% Notes due 2036 (the “2036 Notes”) and €1,000,000,000 aggregate principal amount of 3.550% Notes due 2044 (the “2044 Notes” and, together with the 2032 Notes and the 2036 Notes, the “Euro Notes”), to be issued pursuant to the Johnson & Johnson Underwriting Agreement Standard Provisions (Debt), dated May 13, 2024, which is incorporated by reference in the Underwriting Agreement, dated May 14, 2024, between the Company and J.P. Morgan Securities plc, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, and the several underwriters named therein (the “Euro Notes Underwriting Agreement” and, together with the USD Notes Underwriting Agreement, the “Underwriting Agreements”). We refer to the USD Notes and the Euro Notes as the “Notes.” The Notes are being issued pursuant to the Indenture dated as of September 15, 1987 (the “Base Indenture”) among the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 1, 1990 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of November 9, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Company’s Registration Statement on Form S-3 (File No. 333-269836) filed with the Securities and Exchange Commission (the “Commission”) and effective as of February 16, 2023 (the “Registration Statement”); (b) the Prospectus, dated February 16, 2023, contained within the Registration Statement (the “Base Prospectus”); (c) the prospectus supplement, dated May 13, 2024, related to the USD Notes (together with the Base Prospectus, the “USD Notes Prospectus”); (d) the prospectus supplement, dated May 14, 2024, related to the Euro Notes (together with the Base Prospectus, the “Euro Notes Prospectus”); (e) the Indenture; (f) the form of the Company Orders setting forth the terms of the Notes to be issued; (g) specimens of the Notes; (h) the Underwriting Agreements; and (i) other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Underwriting Agreements. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform its obligations under the Indenture and the Notes, (iii) the due authorization, execution and delivery of the Notes by the Company, (iv) the due authorization, execution and delivery of the Indenture and the Notes by the Trustee and its predecessor trustees, as applicable and (v) that the Notes have been duly authenticated by the Trustee.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming the due authentication and delivery thereof by the Trustee in accordance with the terms of the Indenture), will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the USD Notes Prospectus and the Euro Notes Prospectus, each of which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP